PageNet Employees Savings Plan
                             as Amended and Restated

                                 Third Amendment



WHEREAS, pursuant to Section 14.2 of the PageNet Employees Savings Plan as amended and restated as of January 1, 1997, and as amended by the First Amendment and Second Amendment thereto (the "Plan"), the Committee has the authority to amend the Plan and wishes to transfer that authority to the Board of Directors of Paging Network, Inc. ("Board of Directors") who wish to delegate their authority to amend the Plan to certain designated officers of the Paging Network, Inc., and

WHEREAS,  effective October 16, 1998, Paging Network,  Inc. wishes to become the
Plan   Administrator  in  lieu  of  the  Committee  and  assume   administrative
responsibility for the Plan.

NOW THEREFORE, pursuant to Section 14.2 of the Plan,, the PageNet Savings Plan Committee hereby amends the Plan, effective as of October 16, 1998, to change all references to the Committee, when acting in its fiduciary capacity, to references to the Plan Administrator, and effective December 16, 1998, to change all references to the Committee, when acting in its corporate capacity, to references to the Board of Directors and the following officers of the Company:

                    Chairman of the Board, Chief Executive Officer and President Chief Financial Officer
                    Senior Vice President and General Counsel
                    Vice President of Human Resources


         IN WITNESS WHEREOF, the PageNet Savings Plan Committee has caused this Amendment to be executed in its name and on its behalf by the undersigned this 11th day of December, 1998.

                                          PAGENET SAVINGS PLAN COMMITTEE



                                          By:     /s/ S. Robert Thompson
                                                  ------------------------------
                                                  S. Robert Thompson